Exhibit 10.1

SEPARATION AGREEMENT, GENERAL RELEASE OF CLAIMS
AND COVENANT NOT TO SUE

This Separation Agreement, General Release of Claims and Covenant Not to Sue (sometimes referred to herein as “Release Agreement”) is made on the date signed by Blackhawk Network, Inc., and is made by and between Blackhawk Network, Inc., an Arizona corporation, on the one hand, and Jerry Ulrich, on the other hand, and has an Effective Date of May 8, 2017.

“Releasor,” “you”, “your” and similar pronouns as used herein, refers to Jerry Ulrich, and his marital community, heirs, executors, administrators and assigns.

“Blackhawk Network, Inc.” and “Blackhawk”, as used herein, refers to Blackhawk Network, Inc. and its successors and assigns, parents, subsidiaries, affiliates, divisions, partners, directors, officers, managers, agents and employees, and each of them.

WHEREAS, Releasor earlier this year informed Blackhawk of his intention to retire during 2017 and whereas Blackhawk desires to ensure a smooth transition to a replacement CFO, and Releasor desires to compromise, settle and fully release any and all claims which he may have against Blackhawk related in any way to his employment with Blackhawk, any term or condition of that employment, or the termination of that employment, Releasor freely and voluntarily enters into and executes this Release Agreement in consideration of Blackhawk's agreement as follows:

A.
Continuation of Employment. Subject to and in accordance with the terms of this Release, including without limitation Paragraphs 1, 9 and 11 (for which Paragraph A and Paragraph B shall be deemed adequate consideration):

i.
Blackhawk agrees to continue to employ Releasor as its Chief Financial Officer, and Releasor agrees to continue to work for Blackhawk as its Chief Financial Officer for the Continuation of CFO Period as defined in paragraph A. ii. below, and Blackhawk agrees to continue to pay to Releasor, in bi-weekly installments to be paid pursuant to Blackhawk’s normal payroll cycle, Releasor’s current bi-weekly base salary of $17,740.39 through the end of the Continuation of CFO Period. Said payments will be subject to all applicable tax withholdings. Provided that Releasor does not exercise the right of revocation provided for in Paragraph 10(c) below, continues working for Blackhawk in compliance with Blackhawk practices and guidelines, and participates in and assists with the transition of Releasor’s duties to a successor CFO in a professional manner, the continued payments will continue with the pay period next following the expiration of seven (7) days following Blackhawk’s receipt of the executed original of this Release, with the first such payment being retroactive, if needed, to the date of Releasor’s signature so that there is no gap in pay up to the end of the Continuation of CFO Period. During the Continuation of CFO Period, Releasor agrees to provide services on projects as reasonably requested by the Blackhawk CEO or designee, including without limitation, continuing performance of the CFO function until a new CFO is hired, and, at all times during the Continuation of CFO Period, assisting with and supporting: the transition of financial functions to a new CFO; the transition of technology, operations and human resources functions to supervision of the CEO or designee; and such other duties as mutually agreed upon with the CEO. Notwithstanding the foregoing, Releasor shall continue to be allowed to take time off pursuant to Blackhawk’s vacation and paid time off policy during the Continuation of CFO Period.

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ii.
The Continuation of CFO Period will commence on the Effective Date and will end on the later of: (i) September 30, 2017 or (ii) the last day of a period of up to thirty (30) calendar days following the commencement of employment of successor CFO, the duration of such period of up to thirty (30) days to be at Blackhawk’s sole discretion. For the avoidance of doubt, if the Continuation of CFO Period is extended beyond September 30, 2017, Releasor’s bi-weekly base salary shall continue to be paid by Blackhawk through the end of such extended period. Blackhawk agrees to enter into good-faith discussions with Releasor as to the payment of additional cash payments and/or equity-based awards, if the Continuation of CFO Period is extended beyond September 30, 2017 (it being understood, there would be no legal entitlement to refresh grants under the 2013 Plan as defined below).

iii.
Transition Payment. Subject to and in accordance with the terms of this Release Agreement, in exchange for Releasor providing transition services during the Continuation of CFO Period (including any extension thereof by Blackhawk), Blackhawk agrees to pay to Releasor a one-time lump sum payment in the amount of One Hundred Fifteen Thousand, Three Hundred Twelve Dollars ($115,312.00), which represents approximately three (3) months of his final base salary (the “Transition Payment”). The Transition Payment will be subject to tax withholding at the applicable bonus rate. Provided that Jerry Ulrich does not exercise the right of revocation provided for in Paragraph 10(c), below, the Transition Payment shall be paid on January 15, 2018, regardless of whether the Continuation of CFO Period ends prior to, on or following such date. Notwithstanding anything to the contrary herein, if Releasor’s employment is terminated on account of Releasor’s death or on account of becoming “disabled” (within the meaning of Section 409A of the Internal Code of 1986, as amended (the “Code”)) after the earlier of the end of the Continuation of CFO Period or January 15, 2018, Releasor shall be entitled to receive and retain the Transition Payment.

B.
Employee Benefits. Except as otherwise provided in this Release Agreement, Releasor's employee benefits as a regular employee of Blackhawk shall terminate on the last day of the month of the Continuation of CFO Period, in accordance with their respective terms and conditions. Blackhawk will reimburse Releasor for twelve (12) month(s) of COBRA insurance premiums upon Releasor's submission of evidence of payment of such premiums.

C.
Allocation of Payments. Releasor agrees that the payment described in Paragraph A. iii. above is allocated as follows: (1) ninety percent (90%) of the payment is allocated as consideration for Releasor’s fulfillment of the obligations needed to avoid termination of payments under Paragraph 2 below, and (2) ten percent (10%) of the payment is allocated as consideration for the Release Agreement' s remaining Releasor obligations.

D.
Accelerated Vesting. As further consideration for Releasor’s promises made and obligations under this Agreement, and in lieu of continued vesting under the terms of the applicable award agreements, Blackhawk shall obtain necessary approvals from the appropriate governance body to cause the following equity grants to become vested, provided that Releasor does not exercise the right of revocation provided for in Paragraph 10(c) below, continues working for Blackhawk in compliance with Blackhawk practices and guidelines, and participates in and assists with the transition of Releasor’s duties to the successor CFO in a professional manner. For the avoidance of doubt, Releasor shall not be entitled to any accelerated or continued vesting if he voluntarily terminates employment before the end of the Continuation of CFO Period (including any extension thereof by Blackhawk).

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i
Ten thousand one hundred sixty-two (10,162) Restricted Stock Units, which represent seventy-five percent (75%) of the Restricted Stock Units granted pursuant to the 2017 Restricted Stock Unit Award Agreement (the “2017 RSU Agreement”) entered into by Releasor under the Blackhawk Network Holdings, Inc. 2013 Equity Incentive Plan, as amended (the “2013 Plan”), shall become vested as of the earlier of: (i) February 1, 2018 and (ii) the Termination Date (as defined below). In addition, if the Continuation of CFO Period is extended beyond February 1, 2018, the remaining three thousand three hundred and eighty eight (3,388) Restricted Stock Units shall become vested as of February 1, 2018. Blackhawk shall cause one share of common stock of Blackhawk to be paid for each such vested Restricted Stock Unit as soon as administratively practicable following the applicable vesting date and in all events on or prior to February 12, 2018. Notwithstanding the foregoing sentence or anything to the contrary herein, the settlement of the vested Restricted Stock Units will be delayed by Blackhawk to the extent necessary to avoid the imposition of tax under Section 409A of the Code. Following the Termination Date, the remaining unvested Restricted Stock Units (after taking into consideration the vesting described herein) shall be forfeited.

ii
The continued service condition shall be satisfied as of the date hereof with respect to ten thousand one hundred sixty-two (10,162) Performance Shares, which represent seventy-five percent (75%) of the Performance Shares granted pursuant to the 2017 Performance Share Award Agreement (the “2017 PSA Agreement”) entered into by Releasor under the 2013 Plan, and such Performance Shares shall remain outstanding and eligible to Performance-Vest and Vest (each, as defined in the 2017 PSA Agreement), in accordance with the 2017 PSA Agreement. In addition, if the Continuation of CFO Period is extended beyond February 1, 2018, the continued service condition shall be satisfied with respect to the remaining three thousand three hundred and eighty eight (3,388) Performance Shares as of February 1, 2018 and such Performance Shares shall remain outstanding and eligible to Performance-Vest and Vest in accordance with the 2017 PSA Agreement. Blackhawk shall cause one share of common stock of Blackhawk to be paid for each Vested Performance Share pursuant to the preceding sentence on the same payment date as would apply if Releasor remained in continuous service through the Regular Vesting Date (as defined in the 2017 PSA Agreement); provided, that, to the extent necessary to avoid the imposition of tax under Section 409A of the Code on account that Releasor is a “specified employee” (within the meaning of Section 409A of the Code), settlement of the Vested Performance Shares shall be delayed in accordance with Section 3.14(b) of the 2017 PSA Agreement. Immediately following the Termination Date, the remaining Performance Shares granted under the PSA Agreement for which the continued service condition has not been satisfied (after taking into consideration the vesting described herein) shall be forfeited.

Releasor shall be responsible for any tax liabilities that he incurs as a result of the issuance of equity pursuant to this Paragraph D, and any payments pursuant to this Paragraph D shall be less any tax withholdings required by law.

E.	Except as set forth above in Paragraph D, all of Releasor’s outstanding equity grants will be treated strictly in accordance with the terms of the respective grants and plans.

F.
The provisions of this Release Agreement are intended to meet the requirements of Section 409A of the Code and will be interpreted in a manner that is consistent with such intent. Without limiting the generality of the foregoing, Blackhawk and Releasor agree that any entitlement to any payment conditioned upon the termination of your employment pursuant to this Release Agreement shall only become payable if and when such termination constitutes a “separation from service” as defined in Section 409A of the Code (a “Separation”). For purposes of Code Section 409A (including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment pursuant to this Release Agreement is considered a separate payment. In addition, if Blackhawk determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, and if any payment that Releasor becomes entitled to under this Release Agreement on account of Releasor’s separation from service would be considered deferred compensation subject to interest,

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penalties and/or additional tax imposed pursuant to Section 409A(a) of the Code (as a result of the application of Section 409A(a)(2)(B)(i) of the Code), then no such payment shall be payable prior to the date that is the earlier of: (i) six months and one day after Releasor’s Separation, or (ii) Releasor’s death. The Parties further intend that, to the maximum extent possible, any payments described hereunder shall qualify as a short-term deferral pursuant to Treasury Regulation § 1.409A-1(b)(4) or, if applicable, a separation payment pursuant to Treasury Regulation § 1.409A-1(b)(9). In addition, any expense allowance or reimbursement that may become available to Releasor under this Release Agreement must be paid on or before the last day of the calendar year following the calendar year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and no such allowance or reimbursement shall be subject to liquidation or exchange for another benefit.

In consideration of the foregoing and each payment made thereunder, Releasor agrees as follows:

1.    Termination Date. Releasor's employment will terminate with Blackhawk on the last day of the Continuation of CFO Period (including any extension thereof by Blackhawk).

2.    Termination of Payments. As of the Execution Date and the Termination Date, Releasor's entitlement to any future payment under Paragraph A or vesting of shares under Paragraph D of this Release Agreement shall end, and Blackhawk shall have no further obligations to Releasor, immediately upon Releasor's commencement of employment with, or provision of any paid consulting services to, any person or entity in the gift card payments business, including those listed on Schedule A ("Gift Card Payments Business Companies") in any geographical location, regardless of whether that is the geographical location in which Releasor was, is or will be assigned to work. Blackhawk shall be entitled to recover (and Releasor shall be deemed to have forfeited) any payments made to Releasor under Paragraph A or any vesting of shares under Paragraph D, for any period that Releasor accepts any employment with such Gift Cards Payments Business Companies during the periods, respectively, of any payments to Releasor under Paragraph A and any vesting of Shares under Paragraph D. Notwithstanding this Paragraph, Releaser shall be entitled to 10% of the total amount of the payments under Paragraph A of this Release Agreement as consideration for Releasor's remaining obligations under the Release Agreement, including the Release of Claims in Paragraph 3.

3.    Release of Claims. As of the Execution Date and the Termination Date, Releasor hereby releases and forever discharges Blackhawk of and from any and all claims, demands, actions, causes of action, damages and liabilities (all hereinafter referred to as "Claims"), whether or not now known, suspected or claimed, which Releasor possesses from his employment with Blackhawk, and any status, term or condition of such employment or the termination of that employment ("Release"). This Release and Release Agreement is expressly intended to, and does, extend to and include, but is not limited to, Claims under the following (as amended): Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1866 and 1867; the Equal Pay Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act of 1967; the Americans With Disabilities Act; the Employee Retirement Income Security Act; the Older Workers Benefit Protection Act; the California Fair Employment & Housing Act; the California Labor Code; the Employee Retirement Income Security Act of 1974; the Civil Rights and Women's Equity Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Occupational Safety and Health Act of 1970; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Notification Act of 1988; the Vocational Rehabilitation Act of 1973; the Equal Pay Act of 1963; the National Labor Relations Act; the California Unruh Civil Rights Act; the California Equal Pay Law; any similar or comparable statute or statutes in any state, including, without limitation, the civil rights laws of Arizona, California, Missouri, Nevada and Texas; and any other federal, state or local statutes, ordinances, constitutional provisions or regulations prohibiting any form or forms of discrimination in employment and/or relating to the payment of wages and benefits. This Release and Release Agreement also extends to and includes, but is not limited to, any Claims by Releasor for breach of any express or implied written or oral contract; intentional or negligent infliction of emotional distress; impairment or interference with economic activities or opportunities; unlawful interference with employment rights; defamation; wrongful termination; wrongful discharge in violation of public policy; breach of any express or

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implied covenant of good faith and fair dealing; and any and all other common law contract and/or tort Claims. Except as specifically stated herein, Released Claims shall include any claims for additional compensation, unvested benefits, including any form of unvested equity grants under any Blackhawk equity plan (after taking into consideration any rights Releasor has to accelerated or continued vesting pursuant to applicable equity award agreements, whether as a result of Releasor’s retirement or otherwise), and future bonus or commissions. Notwithstanding anything to the contrary herein, Releasor is not releasing: (i) any claims that Releasor may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802; (ii) any claims for enforcement of this Release Agreement or any rights under any indemnification agreement between Releasor and Blackhawk or any affiliate thereof; (iii) benefits accrued under any of Blackhawk’s or any of its affiliate’s benefit plans; (iv) expenses to be reimbursed by Blackhawk or any of its affiliates to Releasor in accordance with Blackhawk’s applicable reimbursement policy or program; (v) any rights that Releasor may have under a Director & Officer insurance policy obtained by Blackhawk or any of its affiliates, and (vi) indemnification rights that Releasor may be entitled to receive from Blackhawk or any of its affiliates pursuant to Blackhawk’s and its affiliate’s organizational and/or governance documents. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

4.    Covenant Not to Sue. Releasor covenants and agrees never, individually or with any other person or entity or in any way, voluntarily to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against Blackhawk any action or other proceeding based upon any Claim which is covered and released by this Release Agreement. Notwithstanding this Paragraph 4, nothing in this Release Agreement prevents Releasor from participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or comparable federal, state or local agency.

5.    Sole Right to Claims; No other Claims. Releasor represents and warrants that no other person or entity had or has any interest in the Claims referred to in this Release Agreement; that he has the sole right and exclusive authority to execute this Release Agreement; and that he has not sold, assigned, transferred, conveyed or otherwise disposed of any Claim or demand relating to any matter covered by this Release Agreement; that he has not filed any claims, complaints, or actions of any kind against Blackhawk with any court of law, or local, state, or federal government or agency; that he has been properly paid for all hours worked for Blackhawk through the Effective Date and that, other than with respect to the payments referred to herein, he has received all commissions, bonuses and other compensation due to him; and that he has not engaged in any material unlawful conduct relating to Blackhawk’s business.

6.    No Admission of Liability. Releasor acknowledges and understands that the consideration referred to herein is provided without admission or concession by Blackhawk of any violation of any law or liability to Releasor; and that said consideration provides his with valuable benefits in addition to any to which he already is entitled under Blackhawk's employee benefit plans or otherwise.

7.    No Other Consideration; Return of Property. Releasor acknowledges and agrees that no consideration other than as provided for in this Release Agreement has been or will be paid or furnished by Blackhawk; that he will make no Claim and hereby waives any right he may now have or may hereafter have, based upon any alleged oral alteration, amendment, modification or any other alleged change in this Release Agreement; and that Releasor understands and has freely and voluntarily entered into and executed this Release Agreement. By the Termination Date, Releasor must return all Blackhawk property, including identification cards or badges, user logins and passwords for Blackhawk subscription services, Blackhawk issued devices, keys, laptops, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files such as research binders, and any work product in Releasor’s possession obtained or created pursuant to Releasor’s employment with Blackhawk over the years.

8.    Agreement Is Confidential. Releasor and Blackhawk covenant and agree that each will maintain in confidence the terms of this Release Agreement and that, unless required to do so by subpoena or other lawful process, and then only to the extent so required, they will not disclose any information concerning the Release or Release Agreement, or any of its specific terms or provisions, to the public, including but not limited to any

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social media posting or any person or entity other than Releasor’s attorneys, spouse, accountants or certified financial or tax advisors or Blackhawk’s officers, directors, attorneys, parents, subsidiaries, affiliates or certified or in-house accountants, financial or tax advisors, each of whom upon receipt of such information or this Release Agreement shall be bound by the terms of this Paragraph 8. Notwithstanding the foregoing or the provisions of Paragraph 11, nothing in this Release Agreement prohibits Releasor from exercising rights as specified in Paragraph 13 of this Release Agreement. Pursuant to the Defend Trade Secrets Act of 2016, I understand that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

9.    Waiver of Civil Code Section 1542. Releasor expressly waives any right or benefit available in any capacity under the provisions of Section 1542 of the California Civil Code, which section provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Releasor expressly waives any right or benefit available in any capacity under the provisions of any state, federal or local statute, ordinance, constitutional provision or regulation similar or comparable to the foregoing Section 1542 of the California Civil Code.

10.    Releasor’s Rights . Releasor understands and agrees that:

A.	he has a period of twenty-one (21) days to consider this Release Agreement and determine whether he/she wishes to execute the same (Releasor may waive this 21- day period);

B.	any rights or claims that may arise after the Termination Date of this Release Agreement are not waived by his execution of the Release;

C.
he has a non-waivable period of seven (7) days after the Execution Date (as defined in the signature block, below), within which he/she may revoke the Release Agreement and that the Release Agreement shall not become effective or enforceable until the seven-day revocation period has expired; and

D.
in the event that Releasor fails timely to execute this Release Agreement and return the executed original thereof to Blackhawk, or if Releasor timely exercises the right of revocation provided for in Paragraph 10(c), above, then Blackhawk shall be relieved of any and all obligations to Releasor under this Release Agreement.

To the extent Jerry Ulrich has executed this Release Agreement within less than twenty-one (21) days after its delivery to him, Jerry Ulrich hereby acknowledges that his decision to execute this Release Agreement before the expiration of such twenty-one (21) day period was entirely voluntary. This Release Agreement was de1ivered to Releasor on March 29, 2017.

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11.    Confidential Information and Non-Solicitation. To the full extent enforceable by law, Releasor covenants and agrees that, without the express written consent of an executive officer of Blackhawk:

A.    He will not at any time, directly or indirectly, reveal or disclose to any person or entity, or otherwise use or exploit for the Releasor’s own benefit or for the benefit of any other person, any confidential, proprietary or trade secret information of or about Blackhawk, or any other Confidential Information, obtained during the course of his employment with Blackhawk; provided, however, that this paragraph shall not in any manner limit the protection of the Blackhawk’s trade secrets afforded by law, and, provided further, that Releasor’s obligations as to trade secrets shall continue indefinitely as provided by law. For purposes of this Paragraph 11, “Confidential Information” shall mean information and the compilation of information related to Blackhawk’s operation and business which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons. Confidential Information includes, but is not limited to, the following: any information designated or labeled as ‘confidential’ or ‘proprietary’; any information which is of the type one would reasonably expect a business to maintain in confidence, including without limitation the following: legal or business development strategies, technical information, business information, personnel information and information relating to innovative activities, confidential information of third parties to which Blackhawk owes a duty of confidentiality or non-use, financial information, procedures, prototypes and samples, proposals or quotes made to or prepared for customers or prospective customers, vendor and customer lists and pricing information, compilations of information concerning clients or customers and prospective clients or customers, the composition or description of any future products or services that are or may be provided by Blackhawk, Blackhawk marketing or sales information, know how (including but not limited to the unique manner in which Blackhawk conducts business), and payment arrangements with customers or business accounts.

B.    He shall not, for a period of one year following the end of the Continuation of CFO Period, directly or indirectly, for himself or for any other person or entity (i) employ, attempt to employ, or assist in the employment of any of Blackhawk’s current employees with whom Releasor had material contacts, unless such employee has not been employed by Blackhawk for a period in excess of six (6) months, and/or (ii) use the Confidential Information of Blackhawk to call on or solicit any of the actual vendors or suppliers (except for legal service vendors or suppliers), customers or targeted prospective customers or clients (including, without limitation, content providers and distribution partners) of Blackhawk with whom Releasor has had material contacts during Releasor’s employment with Blackhawk, for the purpose of providing the same or similar services which Releasor provided to Blackhawk, nor shall Releasor make known the names and addresses of such customers or clients, or any such information relating in any manner to Blackhawk’s trade or business relationships with such customers or clients. Releasor agrees that for purposes of this non-solicitation covenant and agreement, Releasor shall be reasonably considered to have had “material contact” if Releasor dealt on behalf of Blackhawk with the employee, customer or client, or if Releasor supervised any employee or contractor who dealt with the same.

12.    Cooperation in Legal Proceedings. Releasor covenants and agrees that he will cooperate fully when and as reasonably required by Blackhawk in the defense or prosecution of any claims, charges, complaints or lawsuits that have been or may hereafter be filed by or against Blackhawk, in which event Blackhawk will indemnify Releasor in the same manner and to the same extent as if he were still employed by Blackhawk. Such cooperation will include, but is not limited to, meeting with Blackhawk’s counsel and being available for deposition and/or trial testimony upon reasonable notice. Blackhawk agrees that indemnification shall include reimbursement of Releasor for reasonable expenses incurred by him in furnishing such cooperation. Blackhawk further agrees to provide Releasor with a payment in an amount equal to an hourly rate of $250 for Releasor’s cooperation at the request of Blackhawk pursuant to this Paragraph 12.

13.    Non-Disparagement; Administrative Charges. Jerry Ulrich on his own behalf and on behalf of each Releasor covenants and agrees that for the longest period legally enforceable, he shall not, whether acting for Releasor or for any third party, disparage the image or reputation of Blackhawk or any of its subsidiaries or affiliates and their officers, senior management employees and professional employees. Blackhawk covenants and agrees that its officers, senior management employees and professional employees shall not disparage the image or reputation of Jerry Ulrich. Nothing in any provision of this Release Agreement shall affect Jerry Ulrich right to file a charge with the EEOC, the NLRB, SEC or any other federal, state or local administrative agency,

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waive his right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.or or limit Jerry Ulrich’s lawful opportunity to cooperate with or participate in any administrative proceeding or investigation. However, where this is not prohibited by applicable law, rule, or regulation, the payments paid to Jerry Ulrich by this Release Agreement shall be the sole monetary relief available to Jerry Ulrich for the Claims being released in this Release Agreement, and Jerry Ulrich will not be entitled to recover, and agrees to waive, any additional personal monetary relief that may be sought from or awarded against Blackhawk in the future without regard to who filed or brought such claim. In addition, nothing in this Agreement shall restrict any legal rights to engage in protected activities regarding the terms and conditions of employment. Notwithstanding this release of liability, nothing in this Release Agreement prevents me from filing any non-legally waivable claim (including a challenge to the validity of this Release Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or comparable federal, state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or comparable federal, state or local agency; however, I understand and agree that, where this is not prohibited by applicable law, rule, or regulation, I am waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB, SEC or comparable federal, state or local agency proceeding or subsequent legal actions.

14.    Injunctive Relief. Releasor understands and agrees that a breach of any of the agreements, covenants, representations or warranties set forth in Paragraphs A, B, C, D, 2, 3, 4, 5, 8, 9, 11, 12 and 13 above, shall be a material breach of the Release Agreement, for which Blackhawk may, at its sole option: i) immediately cease providing to Releasor any of the benefits provided for in this Release Agreement; and/or ii) seek injunctive relief, reimbursement of all monies paid to Releasor herein, damages, attorneys’ fees and costs.

15.    Governing Law. This Release Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions thereof. Releasor hereby expressly consents to personal jurisdiction and venue in the State and federal courts located in Alameda County, California for any lawsuit arising from or relating to this Release Agreement, without regard to his then-current residence or domicile, and hereby expressly and irrevocably waives any objection to such jurisdiction and venue.

16.     Attorneys' Fees and Expenses. If an action is brought by either party for breach of any provision of this Agreement, each party shall bear its own attorneys’ fees, costs and expenses. In addition, Blackhawk shall reimburse Releasor for his reasonable legal expenses incurred in connection with negotiation and drafting of this Release Agreement and any related agreements, up to a maximum amount of $10,000.

17.    Severability. In case any provision of this Release Agreement shall be determined to be invalid, illegal, or unenforceable for any reason, the remaining provisions of this Release Agreement shall be unaffected and unimpaired thereby and shall remain in full force and effect to the fullest extent permitted by law.

18.    Voluntary Execution of Agreement. This Release Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. Jerry Ulrich hereby acknowledges that (a) he has read this Release Agreement, (b) he is advised to seek assistance of legal counsel in the review of this Release Agreement, and he has been represented in the preparation, negotiation, and execution of this Release Agreement by legal counsel of his own choice or he has voluntarily declined to seek such counsel, (c) he understands the terms and consequences of this Release Agreement and of the releases it contains, and (d) he is fully aware of the legal and binding effect of this Release Agreement.

19.    Counterparts. This Release Agreement may be signed in counterpart originals with the same force and effect as though a single original were executed.

20.    Entire Agreement. Except to the extent subject matter in this Release Agreement limits rights of Blackhawk (including its predecessors) in any prior agreements between the parties, this Release Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of the Release Agreement, and the Release Agreement supersedes all prior agreements between the parties with respect to the subject matter covered herein, whether written or oral, including without limitation that certain offer letter between the parties

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dated June 1, 2006, except as otherwise expressly provided herein. Notwithstanding the foregoing, nothing herein is intended to supersede, limit or replace any prior non-competition, non-solicitation, and/or non-disclosure covenants or agreements, which shall continue and remain in full force and effect per the terms of those covenants/agreements. Where the subject matter in this Release Agreement would otherwise limit Blackhawk’s rights in any prior agreements between the parties, all Blackhawk rights related to such subject matter are incorporated herein and preserved to the fullest extent allowable by applicable law.

Dated:	May 18, 2017		/s/ Jerry Ulrich
	(“Execution Date”)		Jerry Ulrich

Dated:	May 18, 2017		Blackhawk Network, Inc.

		By:	/s/ Talbott Roche
		Name:	Talbott Roche
		Its:	President & CEO

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